Exhibit 99.1

Financial Report April - June 2024 Stockholm, Sweden, July 19, 2024 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report April - June 2024

Q2 2024: Sales headwinds from lower LVP

Financial highlights Q2 2024

$2,605 million net sales

1.1% net sales decrease

0.7% organic sales growth*

7.9% operating margin

8.5% adjusted operating margin*

$1.71 EPS, 178% increase

$1.87 adjusted EPS*, 3% decrease

Full year 2024 guidance Around 2% organic sales growth Around 1% negative FX effect on net sales Around 9.5-10.0% adjusted operating margin Around $1.1 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the second quarter of 2024

•
Second quarter sales increased organically* by 0.7%, which was 1.4pp better than global LVP decline of 0.7% (S&P Global July 2024). We outperformed in Asia excl. China and in Europe, mainly due to product launches and pricing while we underperformed in Americas and in China, mainly due to lower light vehicle production with certain key customers, as a consequence of weaker sales and inventory reductions. In China, the LVP mix was negative as several models with limited Autoliv content grew strongly.
•
Profitability improved despite a slight net sales decline. Sales were lower than expected, which impacted our profitability in the quarter with an operating leverage at the high end of our normal 20%-30% range. Profits improved mainly due to the successful execution of cost reductions and increased pricing. Indirect headcount continued to decrease. Operating income was $206 million and operating margin was 7.9%. Adjusted operating income* improved to $221 million and adjusted operating margin* increased from 8.0% to 8.5%. Return on capital employed was 21.0% and adjusted return on capital employed* was 22.5%.
•
Operating cash flow was strong, at $340 million, albeit slightly below last year as Q2 last year was supported by positive timing effects. Free cash flow* of $194 million was thereby also down somewhat compared to last year. The leverage ratio* improved to 1.2x. In the quarter, a dividend of $0.68 per share was paid, and 1.31 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q2 2024	Q2 2023	Change	6M 2024	6M 2023	Change
Net sales	$2,605	$2,635	(1.1)%	$5,220	$5,127	1.8%
Operating income	206	94	120%	400	221	81%
Adjusted operating income1)	221	212	4.4%	420	343	22%
Operating margin	7.9%	3.6%	4.4pp	7.7%	4.3%	3.4pp
Adjusted operating margin1)	8.5%	8.0%	0.5pp	8.0%	6.7%	1.4pp
Earnings per share2)	1.71	0.61	178%	3.23	1.47	119%
Adjusted earnings per share1,2)	1.87	1.93	(2.9)%	3.45	2.82	22%
Operating cash flow	340	379	(10)%	462	334	39%
Return on capital employed3)	21.0%	9.5%	11.5pp	20.4%	11.4%	9.1pp
Adjusted return on capital employed1,3)	22.5%	21.0%	1.5pp	21.4%	17.4%	4.0pp

1) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Non-U.S. GAAP measure, see reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

In the second quarter, profitability continued to improve despite a slight decline in net sales. The improvement was driven by better pricing and successful execution of cost reductions, with indirect headcount reduced by 1,100 since the start of the program. We have settled cost compensation claims with a majority of

We continued to outperform LVP significantly in Asia excluding China and in Europe, fueled by product launches and better pricing. In Americas, we underperformed slightly, as some key customers reduced production.

We continue to expand our business with domestic Chinese OEMs, positioning us well to benefit from the new structure of the Chinese market. Domestic Chinese OEMs accounted for 38% of our China sales in Q2. We grew sales to this group by 39% in Q2 vs. a year ago, and by 25% vs. the previous quarter. However, the market developed unfavorably in Q2, with sales for certain brands and models with low Autoliv content growing strongly, while some of our key global customers production declined significantly, leading to 7pp underperformance in China.

We remain fully focused on delivering on the around 12% adjusted operating margin target, although we adjust our full year 2024 guidance slightly, reflecting changes in LVP and adverse customer mix. We continue to expect a significant increase in profitability in the second half year with an adjusted operating margin of around 11-12% compared to the first half year's 8.0%. The positive development of our cash flow and balance sheet supports our continued commitment to a high level of shareholder returns.

customers and target to close most of the remaining claims in Q3. Return on capital employed was good and cash flow continued to be strong, supporting a high level of shareholder returns and an improvement of the leverage ratio to 1.2x.

We remain on track with our strategic and structural initiatives to sustainably strengthen our footprint and operations. However, light vehicle production with certain key customers following weaker sales and inventory adjustments were lower than expected in the quarter, especially in June. The lower than expected sales impacted our profitability with an operating leverage at the high end of our normal 20%-30% range.

It is encouraging that customer production plans for the third quarter are normalizing, indicating that the June weakness should be temporary.

Financial Report April - June 2024

Full year 2024 guidance

Our 2024 guidance is mainly based on our customer call-offs, a full year 2024 global LVP decline of around 3%, the achievement of our targeted cost compensation effects, and a sustained reduction in customer call-off volatility.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 2%	Tax rate2)	Around 28%
FX impact on net sales	Around 1% negative	Operating cash flow3)	Around $1.1 billion
Adjusted operating margin1)	Around 9.5-10.0%	Capex, net, of sales	Around 5.5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, July 19, 2024. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report April - June 2024

Business and market condition update

Supply Chain

In the second quarter, global light vehicle production declined by 0.7% year-over-year (according to S&P Global July 2024). Call-off volatility was lower compared to a year earlier, as supply chains are less strained than they were a year ago. However, volatility did not improve compared to the first quarter 2024, and is still higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice had a negative impact on our production efficiency and profitability in the quarter. We continue to expect call-off volatility in 2024 on average to be lower than it was in 2023 but remain higher than the pre-pandemic level.

Inflation

In the second quarter, cost pressure from labor and other items had a negative impact on our profitability. Most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes had a negligible impact on our profitability during the second quarter. We now expect raw material prices in 2024 to increase slightly for the full year. We expect continued cost pressure from inflation relating mainly to labor, especially in Europe and the Americas. We continue to execute on productivity and cost reduction activities to offset these cost pressures, and will continue to seek inflation compensation from our customers.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2024. All rights reserved.

Financial Report April - June 2024

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

USD Bn
12
11
10
9
8
7
6
5
4
3
2
1
0
Americas
Europe
China
Asia, ex China
Autoliv
FY'20
FY'21
FY'22
FY'23
LTM Q2'24

USD M
1,200
1,000
800
600
400
200
0
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
LTM Q2'24
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
LTM Q2'24
Capex, net
Capex, net % of sales
D&A % of sales

USD M
1200
1000
800
600
400
200
0
FY'20
FY'21
FY'22
FY'23
LTM Q2'24
Operating Cash Flow

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'20
FY'21
FY'22
FY'23
LTM Q2'24
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net.

D&A: Depreciation and Amortization. Cash conversion*: Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report April - June 2024

Consolidated sales development

Second quarter 2024

Consolidated sales	Second quarter		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,747	$1,757	(0.6)%	(1.8)%	1.2%
Seatbelt Products and Other2)	858	878	(2.2)%	(1.9)%	(0.3)%
Total	$2,605	$2,635	(1.1)%	(1.9)%	0.7%

Americas	$893	$916	(2.6)%	0.3%	(2.8)%
Europe	761	751	1.4%	(0.2)%	1.6%
China	468	497	(5.9)%	(3.1)%	(2.8)%
Asia excl. China	483	471	2.6%	(7.4)%	10%
Total	$2,605	$2,635	(1.1)%	(1.9)%	0.7%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 1.2% in the quarter. The largest contributor to the increase was steering wheels, followed by center airbags, inflatable curtains, side airbags, and driver airbags, partly offset by decreases for passenger airbags and knee airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other decreased organically* by 0.3% in the quarter. Sales declined organically in China and the Americas, while it increased in Asia excluding China with Europe being virtually unchanged.

Sales by region

Our global organic sales* increased by 0.7% compared to the global LVP decrease of 0.7% (according to S&P Global, July 2024). The outperformance was mainly driven by new product launches and higher prices carried over from last year, partly offset by negative customer and model mix.

Our organic sales growth outperformed LVP growth by 13pp in Asia excluding China and by 7.7pp in Europe, while it underperformed by 2.3pp in the Americas, and by 7.3pp in China. LVP growth in China was heavily tilted to domestic OEMs with typically lower safety content. In addition, certain models with low Autoliv content grew very fast in the quarter. Domestic OEM LVP in China grew by 20% while LVP declined by 10% for global OEMs in the second quarter.

Q2 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	(2.8)%	1.6%	(2.8)%	10%	0.7%
Main growth drivers	VW, Hyundai, Subaru	Mercedes, Renault, Hyundai	Geely, BMW, BYD	Hyundai, Suzuki, EV OEM	Geely, Mercedes, Hyundai
Main decline drivers	Stellantis, EV OEM, GM	Stellantis, VW	EV OEM, Honda, GM	KG Mobility, Stellantis	Stellantis, EV OEM, GM

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q2 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Jul 2024)	(0.5)%	(6.1)%	4.5%	(2.6)%	(0.7)%
LVP (Apr 2024)	1.3%	(3.0)%	10.9%	(1.4)%	2.7%

Financial Report April - June 2024

Consolidated sales development

First six months 2024

Consolidated sales	First 6 months		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$3,528	$3,430	2.9%	(1.2)%	4.0%
Seatbelt Products and Other2)	1,692	1,698	(0.3)%	(1.2)%	0.9%
Total	$5,220	$5,127	1.8%	(1.2)%	3.0%

Americas	$1,786	$1,747	2.2%	1.5%	0.7%
Europe	1,531	1,476	3.7%	1.1%	2.6%
China	928	950	(2.3)%	(3.9)%	1.6%
Asia excl. China	975	954	2.1%	(7.0)%	9.1%
Total	$5,220	$5,127	1.8%	(1.2)%	3.0%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 4.0% in the period. The largest contributor to the increase was steering wheels, followed by center airbags, inflatable curtains, side airbags, and driver airbags, partly offset by decreases for knee airbags and passenger airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other increased organically* by 0.9% in the period. Sales increased organically in Asia excluding China, the Americas and Europe while it declined in China.

Sales by region

Our global organic sales* increased by 3.0% compared to the global LVP decrease of 0.3% (according to S&P Global, July 2024). The outperformance was mainly driven by new product launches and higher prices carried over from last year, partly offset by negative customer and model mix.

Our organic sales growth outperformed LVP growth by 14pp in Asia excluding China, by 6.0pp in Europe and by 1.0pp in the Americas, while it underperformed by 4.0pp in China. LVP growth in China was heavily tilted to domestic OEMs with typically lower safety content. In addition, certain models with low Autoliv content grew strongly. Domestic OEM LVP in China grew by 19% while LVP declined by 7% for global OEMs in the first half year.

6M 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	0.7%	2.6%	1.6%	9.1%	3.0%
Main growth drivers	VW, Mercedes, Toyota	Mercedes, Renault, BMW	Geely, BMW, Chery	Hyundai, Tata, Suzuki	Mercedes, Hyundai, Geely
Main decline drivers	Stellantis, EV OEM, GM	Stellantis, VW, Ford	EV OEM, Honda, GM	Nissan, Renault	Stellantis, EV OEM, GM

Light vehicle production development

First 6 months 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Jul 2024)	(0.3)%	(3.4)%	5.6%	(4.6)%	(0.3)%
LVP (Jan 2024)	1.0%	(3.3)%	7.5%	(2.5)%	1.2%

Financial Report April - June 2024

Key launches in the second quarter 2024

Nissan Kicks	Stelato S9	Lynk&Co Z10

Ford Explorer EV	Chery Fengyun T9	Lancia Ypsilon

Honda e:NS2/e:NP2	Mini Aceman/Cooper E	LEVC L380

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report April - June 2024

Financial development

Selected Income Statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2024	2023	Change	2024	2023	Change
Net sales	$2,605	$2,635	(1.1)%	$5,220	$5,127	1.8%
Cost of sales	(2,130)	(2,188)	(2.6)%	(4,303)	(4,301)	0.0%
Gross profit	475	447	6.2%	917	826	11%
S,G&A	(138)	(130)	6.5%	(270)	(262)	3.2%
R,D&E, net	(116)	(120)	(3.4)%	(229)	(237)	(3.3)%
Other income (expense), net	(14)	(103)	(86)%	(18)	(107)	(83)%
Operating income	206	94	120%	400	221	81%
Adjusted operating income1)	221	212	4.4%	420	343	22%
Financial and non-operating items, net	(23)	(11)	108%	(43)	(29)	47%
Income before taxes	183	83	121%	356	191	86%
Income taxes	(44)	(30)	49%	(91)	(64)	42%
Net income	$139	$53	162%	$266	$127	108%

Earnings per share2)	$1.71	$0.61	178%	$3.23	$1.47	119%
Adjusted earnings per share1,2)	$1.87	$1.93	(2.9)%	$3.45	$2.82	22%

Gross margin	18.2%	17.0%	1.3pp	17.6%	16.1%	1.5pp
S,G&A, in relation to sales	(5.3)%	(4.9)%	(0.4)pp	(5.2)%	(5.1)%	(0.1)pp
R,D&E, net in relation to sales	(4.5)%	(4.6)%	0.1pp	(4.4)%	(4.6)%	0.2pp
Operating margin	7.9%	3.6%	4.4pp	7.7%	4.3%	3.4pp
Adjusted operating margin1)	8.5%	8.0%	0.5pp	8.0%	6.7%	1.4pp
Tax Rate	24.1%	35.8%	(11.7)pp	25.5%	33.4%	(7.9)pp

Other data
No. of shares at period-end in millions3)	80.1	85.4	(6.2)%	80.1	85.4	(6.2)%
Weighted average no. of shares in millions4)	80.9	85.6	(5.5)%	81.6	85.9	(4.9)%
Weighted average no. of shares in millions, diluted4)	81.1	85.8	(5.4)%	82.1	86.0	(4.6)%

1) Non-U.S. GAAP measure, excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Excluding dilution and net of treasury shares. 4) Net of treasury shares.

Second quarter 2024 development

Gross profit increased by $28 million, and the gross margin increased by 1.3pp compared to the same quarter 2023. The gross profit increase was primarily driven by lower costs for labor and production overhead, as well as customer compensations and positive FX effects. This was partly offset by higher material costs.

S,G&A costs increased by $8 million compared to the prior year, impacted by higher personnel and IT costs as well as higher legal costs. S,G&A costs in relation to sales increased from 4.9% to 5.3%.

R,D&E, net costs decreased by $4 million compared to the prior year, mainly due to higher engineering income. R,D&E, net, in relation to sales decreased from 4.6% to 4.5%.

Other income (expense), net was negative $14 million mainly due to capacity alignment accruals, compared to negative $103 million in the same period last year. Q2 2023 was negatively impacted by around $109 million in accruals for capacity alignments.

Operating income increased by $112 million compared to the same period in 2023, mainly due to lower capacity alignment accruals and the increase in gross profit.

Adjusted operating income* increased by $9 million compared to the prior year, mainly due to higher gross profit, partly offset by higher S,G&A costs.

Financial and non-operating items, net, was negative $23 million compared to negative $11 million a year earlier. The difference was mainly due to increased interest expense as the result of higher debt and higher interest rates.

Income before taxes increased by $100 million compared to the prior year, mainly due to the increase in operating income.

Tax rate was 24.1% compared to 35.8% in the same period last year. Discrete tax items, net, decreased the tax rate this quarter by 4.9pp. Discrete tax items, net, decreased the tax rate by 4.5pp in the same period last year.

Earnings per share, diluted increased by $1.09 compared to a year earlier. The main drivers were $1.21 from higher operating income and $0.10 from lower number of shares, partly offset by $0.13 from higher income taxes and $0.09 from higher financial and non-operating items, net.

Financial Report April - June 2024

First six months 2024 development

Gross profit increased by $91 million, and the gross margin increased by 1.5pp compared to the same period 2023. The gross profit increase was primarily driven by volume growth, customer compensations and lower costs for labor, material, production overhead and premium freight.

S,G&A costs increased by $8 million compared to the prior year, mainly due to higher personnel costs and legal fees, partly offset by lower costs for professional service. S,G&A costs in relation to sales increased from 5.1% to 5.2%.

R,D&E, net costs decreased by $8 million compared to the prior year, mainly due to higher engineering income. R,D&E, net, in relation to sales decreased from 4.6% to 4.4%.

Other income (expense), net was negative $18 million mainly due to capacity alignment accruals, compared to negative $107 million in the same period last year, mainly due to $112 million in capacity alignment accruals.

Operating income increased by $179 million compared to the same period in 2023, mainly due to the increase in gross profit and lower capacity alignment accruals.

Adjusted operating income* increased by $77 million compared to the prior year, mainly due to higher gross profit and lower R,D&E, net partly offset by higher costs for S,G&A.

Financial and non-operating items, net, was negative $43 million compared to negative $29 million a year earlier. The difference was mainly due to increased interest expense as the result of higher debt and higher interest rates.

Income before taxes increased by $165 million compared to the prior year, mainly due to the increase in operating income.

Tax rate was 25.5% compared to 33.4% in the same period last year. Discrete tax items, net, decreased the tax rate this quarter by 3.7pp. Discrete tax items, net, decreased the tax rate by 1.5pp in the same period last year.

Earnings per share, diluted increased by $1.75 compared to a year earlier. The main drivers were $1.71 from higher operating income and $0.15 from lower number of shares, partly offset by $0.11 from higher financial and non-operating items, net.

Financial Report April - June 2024

Selected Cash Flow and Balance Sheet items

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2024	2023	Change	2024	2023	Change
Net income	$139	$53	162%	$266	$127	108%
Changes in operating working capital	128	230	(44)%	14	28	(50)%
Depreciation and amortization	96	94	2.3%	192	186	3.2%
Other, net	(23)	2	n/a	(9)	(8)	13%
Operating cash flow	340	379	(10)%	462	334	39%
Capital expenditure, net	(146)	(124)	17%	(286)	(267)	6.9%
Free cash flow1)	$194	$255	(24)%	$176	$66	166%
Cash conversion2)	140%	481%	(341)pp	66%	52%	14pp
Shareholder returns
- Dividends paid	(55)	(56)	(2.6)%	(111)	(113)	(2.2)%
- Share repurchases	(160)	(41)	294%	(320)	(82)	290%
Cash dividend paid per share	$(0.68)	$(0.66)	2.3%	$(1.36)	$(1.32)	3.2%
Capital expenditures, net in relation to sales	5.6%	4.7%	0.9pp	5.5%	5.2%	0.3pp

1) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2024	2023	Change
Trade working capital1)	$1,169	$1,292	(9.6)%
Trade working capital in relation to sales2)	11.2%	12.3%	(1.0)pp
- Receivables outstanding in relation to sales3)	20.1%	20.8%	(0.7)pp
- Inventory outstanding in relation to sales4)	9.0%	9.0%	(0.0)pp
- Payables outstanding in relation to sales5)	17.8%	17.5%	0.3pp
Cash & cash equivalents	408	475	(14)%
Gross Debt6)	1,996	1,771	13%
Net Debt7)	1,579	1,299	22%
Capital employed8)	3,890	3,856	0.9%
Return on capital employed9)	21.0%	9.5%	11.5pp
Total equity	$2,311	$2,557	(9.6)%
Return on total equity10)	23.4%	8.2%	15.2pp
Leverage ratio11)	1.2	1.3	(0.1)pp

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Second quarter 2024 development

Changes in operating working capital was $128 million positive, compared to $230 million positive in the same period the prior year. The $102 million decrease was mainly due to the positive effects from accounts payable and accrued expenses were smaller, partly offset by more positive effects from receivables and other assets.

Other, net was $23 million negative compared to $2 million positive in the same period the prior year. The difference relates mainly to deferred income taxes and other, net.

Operating cash flow decreased by $39 million to $340 million compared to the same period last year, mainly due to less positive effects from operating working capital changes.

Capital expenditure, net increased by $22 million compared to the same period the previous year. Capital expenditure, net in relation to sales was 5.6% versus 4.7% a year earlier.

Free cash flow* was positive $194 million compared to positive $255 million in the same period the prior year. The decrease was due to the lower operating cash flow and higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 140% in the quarter.

Financial Report April - June 2024

Trade working capital* decreased by $123 million compared to the same period last year, where the main drivers were $99 million in lower accounts receivables, $14 million in higher accounts payable and $11 million in lower inventories. In relation to sales, trade working capital decreased from 12.3% to 11.2%.

Liquidity position: As of June 30, 2024, our cash balance was around $0.4 billion, and including committed, unused loan facilities, our liquidity position was around $1.5 billion.

Net debt* was $1,579 million as of June 30, 2024, which was $280 million higher than a year earlier.

Total equity as of June 30, 2024, decreased by $246 million compared to June 30, 2023. This was mainly due to $223 million in dividend payments and stock repurchases including taxes of $597 million, as well as $76 million in negative currency translation effects, partly offset by $627 million from net income.

Leverage ratio*: As of June 30, 2024, the Company had a leverage ratio of 1.2x compared to 1.3x as of June 30, 2023, both the 12 months trailing adjusted EBITDA* and the net debt* increased by around $270 million.

First six months 2024 development

Operating cash flow increased by $129 million compared to the same period last year, to $462 million, mainly due to higher net income.

Capital expenditure, net increased by $19 million. Capital expenditure, net in relation to sales was 5.5% versus 5.2% the prior year period.

Free cash flow* was positive $176 million, compared to positive $66 million in the same period last year. The improvement was due to the higher operating cash flow partly offset by higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 66% in the period.

Headcount

	Jun 30	Mar 31	Jun 30
	2024	2024	2023
Headcount	68,700	70,100	71,200
Whereof: Direct headcount in manufacturing	51,100	52,500	52,600
Indirect headcount	17,500	17,600	18,600
Temporary personnel	9%	10%	11%

As of June 30, 2024, total headcount (Full Time Equivalent) decreased by 2,500, or by 3.5%, compared to a year earlier. The indirect workforce decreased by 1,100, or by 5.9%, mainly reflecting our structural reduction initiatives. The direct workforce decreased by 1,400, or by 2.7%.

Compared to March 31, 2024, total headcount (FTE) decreased by 1,500, or by 2.1%. Indirect headcount decreased by 100, or by 0.6%, while direct headcount decreased by 1,400, or by 2.7%.

Financial Report April - June 2024

Other Items

•
On June 4, 2024, Autoliv announced that Autoliv China and XPENG AEROHT, Asia's leading flying car innovator, signed a strategic cooperation agreement to pioneer safety solutions for future mobility. Based on a shared commitment to future mobility safety, Autoliv and XPENG AEROHT will collaborate on a range of initiatives to develop safety solutions for flying cars.
•
On June 18, 2024, Autoliv announced that it continues its journey to a sustainable future by introducing airbag cushions made of 100% recycled polyester that significantly reduce the greenhouse gas (GHG) footprint of airbags.
•
On June 24, 2024, Autoliv and the UN Road Safety Fund (UNRSF) announced the renewal of their collaboration to enhance motorcycle safety globally. The collaboration supports UN Sustainable Development Goal 3.6 which aims to reduce road traffic fatalities and injuries by 2030, and Autoliv's goal of saving 100,000 lives annually.

•
Staffan Olsson was promoted to the role of EVP, Operations, a role he had filled in an acting capacity, and as a member of the Executive Management Team effective June 1, 2024.
•
In Q2 2024, Autoliv repurchased and retired 1.31 million shares of common stock at an average price of $122.19 per share under the Autoliv 2022-2024 stock purchase program.
•
Autoliv has entered into an additional Revolving Credit Facility Agreement with Standard Chartered Bank that can be used for general corporate purposes. The Agreement provides for a $125 million revolving credit facility that matures in 2029 and the does not contain any financial covenants.
•
In addition to the credit rating from S&P, Autoliv has now added a second credit rating as Moody’s on July 17 assigned a long-term credit rating of Baa1 with stable outlook.

Next Report Autoliv intends to publish the quarterly earnings report for the third quarter of 2024 on Friday, October 18, 2024.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 19, 2024.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2024. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report April - June 2024

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report April - June 2024

Consolidated Statements of Income

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2024	2023	2024	2023	months	2023
Airbags, Steering Wheels and Other1)	$1,747	$1,757	$3,528	$3,430	$7,153	$7,055
Seatbelt products and Other1)	858	878	1,692	1,698	3,415	3,420
Total net sales	2,605	2,635	5,220	5,127	10,568	10,475

Cost of sales	(2,130)	(2,188)	(4,303)	(4,301)	(8,655)	(8,654)
Gross profit	475	447	917	826	1,913	1,822

Selling, general & administrative expenses	(138)	(130)	(270)	(262)	(509)	(500)
Research, development & engineering expenses, net	(116)	(120)	(229)	(237)	(417)	(425)
Other income (expense), net	(14)	(103)	(18)	(107)	(118)	(207)
Operating income	206	94	400	221	869	690

Income from equity method investments	2	1	3	2	6	5
Interest income	3	6	7	8	13	13
Interest expense	(28)	(25)	(54)	(45)	(102)	(93)
Other non-operating items, net	1	7	(0)	5	(8)	(3)
Income before income taxes	183	83	356	191	777	612

Income taxes	(44)	(30)	(91)	(64)	(150)	(123)
Net income	139	53	266	127	627	489

Less: Net income attributable to non-controlling interest	0	0	1	1	2	1
Net income attributable to controlling interest	$138	$53	$265	$127	$625	$488

Earnings per share2)	$1.71	$0.61	$3.23	$1.47	$7.52	$5.72
1) Including Corporate sales. 2) Assuming dilution when applicable and net of treasury shares.

Financial Report April - June 2024

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2024	2024	2023	2023	2023
Assets
Cash & cash equivalents	$408	$569	$498	$475	$475
Receivables, net	2,090	2,194	2,198	2,179	2,189
Inventories, net	936	997	1,012	982	947
Prepaid expenses	193	180	173	180	166
Other current assets	76	71	93	63	120
Total current assets	3,703	4,011	3,974	3,879	3,898

Property, plant & equipment, net	2,197	2,192	2,192	2,067	2,047
Operating leases right-of-use assets	167	177	176	162	149
Goodwill and intangible assets, net	1,379	1,381	1,385	1,378	1,381
Investments and other non-current assets	564	564	606	500	484
Total assets	8,010	8,324	8,332	7,987	7,959

Liabilities and equity
Short-term debt	455	310	538	590	481
Accounts payable	1,858	1,855	1,978	1,858	1,844
Accrued expenses	1,120	1,129	1,135	1,093	1,122
Operating lease liabilities - current	41	41	39	37	35
Other current liabilities	312	323	345	274	274
Total current liabilities	3,785	3,658	4,035	3,851	3,756

Long-term debt	1,540	1,830	1,324	1,277	1,290
Pension liability	140	149	159	152	152
Operating lease liabilities - non-current	127	134	135	125	113
Other non-current liabilities	106	111	109	96	91
Total non-current liabilities	1,913	2,224	1,728	1,649	1,645

Total parent shareholders’ equity	2,298	2,428	2,557	2,473	2,545
Non-controlling interest	13	13	13	13	13
Total equity	2,311	2,442	2,570	2,486	2,557

Total liabilities and equity	$8,010	$8,324	$8,332	$7,987	$7,959

Financial Report April - June 2024

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2024	2023	2024	2023	months	2023
Net income	$139	$53	$266	$127	$627	$489
Depreciation and amortization	96	94	192	186	384	378
Other, net	(23)	2	(9)	(8)	(120)	(119)
Changes in operating working capital, net	128	230	14	28	220	235
Net cash provided by operating activities	340	379	462	334	1,111	982

Expenditures for property, plant and equipment	(154)	(125)	(294)	(268)	(598)	(572)
Proceeds from sale of property, plant and equipment	8	1	8	1	11	4
Net cash used in investing activities	(146)	(124)	(286)	(267)	(587)	(569)

Free cash flow1)	194	255	176	66	524	414

Increase (decrease) in short term debt	160	140	(67)	5	(10)	61
Decrease in long-term debt	(306)	(533)	(306)	(533)	(306)	(533)
Increase in long-term debt	-	23	534	556	538	559
Dividends paid	(55)	(56)	(111)	(113)	(223)	(225)
Share repurchases	(160)	(41)	(320)	(82)	(590)	(352)
Common stock options exercised	0	0	0	0	1	1
Dividend paid to non-controlling interests	(1)	(1)	(1)	(1)	(1)	(1)
Net cash used in financing activities	(362)	(468)	(269)	(168)	(592)	(490)

Effect of exchange rate changes on cash	6	(24)	3	(17)	1	(20)
Decrease in cash and cash equivalents	(161)	(238)	(90)	(119)	(67)	(96)
Cash and cash equivalents at period-start	570	713	498	594	475	594
Cash and cash equivalents at period-end	$408	$475	$408	$475	$408	$498
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report April - June 2024

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2024	2024	2023	2023	2023
Receivables, net	$2,090	$2,194	$2,198	$2,179	$2,189
Inventories, net	936	997	1,012	982	947
Accounts payable	(1,858)	(1,855)	(1,978)	(1,858)	(1,844)
Trade Working capital	$1,169	$1,336	$1,232	$1,303	$1,292

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2024	2024	2023	2023	2023
Short-term debt	$455	$310	$538	$590	$481
Long-term debt	1,540	1,830	1,324	1,277	1,290
Total debt	1,996	2,140	1,862	1,867	1,771
Cash & cash equivalents	(408)	(569)	(498)	(475)	(475)
Debt issuance cost/Debt-related derivatives, net	(8)	(9)	3	(17)	4
Net debt	$1,579	$1,562	$1,367	$1,375	$1,299

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2022	2021	2020	2019
Short-term debt		$711	$346	$302	$368
Long-term debt		1,054	1,662	2,110	1,726
Total debt		1,766	2,008	2,411	2,094
Cash & cash equivalents		(594)	(969)	(1,178)	(445)
Debt issuance cost/Debt-related derivatives, net		12	13	(19)	0
Net debt		$1,184	$1,052	$1,214	$1,650

Financial Report April - June 2024

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Jun 30	Mar 31	Jun 30
(Dollars in millions)	2024	2024	2023
Net debt1)	$1,579	$1,562	$1,299
Pension liabilities	140	149	152
Debt per the Policy	$1,720	$1,711	$1,451

Net income2)	$627	$541	$390
Income taxes2)	150	136	168
Interest expense, net2, 3)	89	83	67
Other non-operating items, net2)	8	1	1
Income from equity method investments2)	(6)	(5)	(4)
Depreciation and amortization of intangibles2)	384	381	363
Adjustments2), 4)	128	231	127
EBITDA per the Policy (Adjusted EBITDA)	$1,380	$1,369	$1,112

Leverage ratio	1.2	1.3	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments, antitrust related matters and for FY2023 the Andrews litigation settlement. See Items Affecting Comparability below.

Financial Report April - June 2024

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions)	2024	2023	2024	2023	months	2023
Net income	$139	$53	$266	$127	$627	$489
Changes in operating working capital	128	230	14	28	220	235
Depreciation and amortization	96	94	192	186	384	378
Other, net	(23)	2	(9)	(8)	(120)	(119)
Operating cash flow	340	379	$462	$334	1,111	982
Capital expenditure, net	(146)	(124)	(286)	(267)	(587)	(569)
Free cash flow1)	$194	$255	$176	$66	$524	$414
Cash conversion2)	140%	481%	66%	52%	84%	85%
1) Operating cash flow less Capital expenditure, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2022	2021	2020	2019
Net income	$425	$437	$188	$463
Changes in operating assets and liabilities	58	(63)	277	47
Depreciation and amortization	363	394	371	351
Gain on divestiture of property	(80)	-	-	-
Other, net1)	(54)	(15)	13	(220)
Operating cash flow	713	754	849	641
EC antitrust payment	-	-	-	(203)
Operating cash flow excl antitrust	713	754	849	844
Capital expenditure, net	(485)	(454)	(340)	(476)
Free cash flow2)	$228	$300	$509	$165
Free cash flow excl antitrust payment3)	$228	$300	$509	$368
Cash conversion4)	54%	69%	270%	36%
Cash conversion excl antitrust5)	54%	69%	270%	79%

1) Including EC antitrust payment 2019. 2) Operating cash flow less capital expenditure, net. 3) For 2019, operating cash flow excluding EC antitrust payment less capital expenditures, net. 4) Free cash flow relative to net income. 5) For 2019, free cash flow excluding EC antitrust payment relative to net income.

Financial Report April - June 2024

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2024			Second quarter 2023
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$206	15	$221	$94	118	$212
Operating margin	7.9%	0.6%	8.5%	3.6%	4.5%	8.0%
Income before taxes	183	15	198	83	118	200
Net income attributable to controlling interest	138	14	152	53	113	165
Return on capital employed2)	21.0%	1.5%	22.5%	9.5%	11.5%	21.0%
Return on total equity3)	23.4%	2.2%	25.5%	8.2%	16.8%	24.9%
Earnings per share4)	$1.71	0.17	$1.87	$0.61	1.31	$1.93

1) Effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares.

	First 6 months 2024			First 6 months 2023
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$400	20	$420	$221	122	$343
Operating margin	7.7%	0.4%	8.0%	4.3%	2.4%	6.7%
Income before taxes	356	20	377	191	122	313
Net income attributable to controlling interest	265	18	283	127	116	243
Capital employed	3,890	18	3,908	3,856	116	3,972
Return on capital employed2)	20.4%	1.0%	21.4%	11.4%	6.0%	17.4%
Return on total equity3)	21.8%	1.4%	23.2%	9.8%	8.6%	18.4%
Earnings per share4)	$3.23	0.22	$3.45	$1.47	1.35	$2.82

1) Effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares.

Financial Report April - June 2024

	Latest 12 months			Full year 2023
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$869	128	$996	$690	230	$920
Operating margin	8.2%	1.2%	9.4%	6.6%	2.2%	8.8%
1) Costs for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement.

	Full year 2022			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$659	(61)	$598	$675	8	$683
Operating margin	7.5%	(0.7)%	6.8%	8.2%	0.1%	8.3%
1) Costs for capacity alignment and antitrust related matters.

	Full year 2020			Full year 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	99	$482	$726	49	$774
Operating margin, %	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignments and antitrust related matters.

Items included in non-U.S. GAAP adjustments	Second quarter 2024		Second quarter 2023
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$14	$0.17	$109	$1.26
The Andrews litigation settlement	-	-	8	0.09
Antitrust related matters	1	0.01	1	0.01
Total adjustments to operating income	15	0.18	118	1.36
Tax on non-U.S. GAAP adjustments1)	(1)	(0.02)	(5)	(0.06)
Total adjustments to net income	$14	$0.16	$113	$1.30

Average number of shares outstanding - diluted2)		83.2		86.5

Annualized adjustment on return on capital employed	$60		$472
Adjustment on return on capital employed	1.5%		11.5%

Annualized adjustment on return on total equity	$54		$451
Adjustment on return on total equity	2.2%		16.8%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares.

Items included in non-GAAP adjustments	First 6 months 2024		First 6 months 2023
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$16	$0.19	$112	$1.29
The Andrews litigation settlement	-	-	8	0.09
Antitrust related matters	4	0.05	2	0.02
Total adjustments to operating income	20	0.24	122	1.41
Tax on non-U.S. GAAP adjustments1)	(2)	(0.02)	(6)	(0.07)
Total adjustments to net income	$18	$0.22	$116	$1.34

Average number of shares outstanding - diluted2)		83.2		86.5

Annualized adjustment on return on capital employed	$40		$244
Adjustment on return on capital employed	1.0%		6.0%

Annualized adjustment on return on total equity	$36		$231
Adjustment on return on total equity	1.4%		8.6%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Financial Report April - June 2024

(Dollars in millions, except per share data, unaudited)	2023	2022	2021	2020	2019
Sales and Income
Net sales	$10,475	$8,842	$8,230	$7,447	$8,548
Airbag sales1)	7,055	5,807	5,380	4,824	5,676
Seatbelt sales	3,420	3,035	2,850	2,623	2,871
Operating income	690	659	675	382	726
Net income attributable to controlling interest	488	423	435	187	462
Earnings per share – basic	5.74	4.86	4.97	2.14	5.29
Earnings per share – assuming dilution2)	5.72	4.85	4.96	2.14	5.29
Gross margin3)	17.4%	15.8%	18.4%	16.7%	18.5%
S,G&A in relation to sales	(4.8)%	(4.9)%	(5.3)%	(5.2)%	(4.7)%
R,D&E net in relation to sales	(4.1)%	(4.4)%	(4.7)%	(5.0)%	(4.7)%
Operating margin4)	6.6%	7.5%	8.2%	5.1%	8.5%
Adjusted operating margin5,6)	8.8%	6.8%	8.3%	6.5%	9.1%
Balance Sheet
Trade working capital7)	1,232	1,183	1,332	1,366	1,417
Trade working capital in relation to sales8)	11.2%	12.7%	15.7%	13.6%	16.2%
Receivables outstanding in relation to sales9)	20.0%	20.4%	20.0%	18.1%	18.6%
Inventory outstanding in relation to sales10)	9.2%	10.4%	9.2%	7.9%	8.5%
Payables outstanding in relation to sales11)	18.0%	18.1%	13.5%	12.5%	10.8%
Total equity	2,570	2,626	2,648	2,423	2,122
Total parent shareholders’ equity per share	30.93	30.30	30.10	27.56	24.19
Current assets excluding cash	3,475	3,119	2,705	3,091	2,557
Property, plant and equipment, net	2,192	1,960	1,855	1,869	1,816
Intangible assets (primarily goodwill)	1,385	1,382	1,395	1,412	1,410
Capital employed	3,937	3,810	3,700	3,637	3,772
Net debt6)	1,367	1,184	1,052	1,214	1,650
Total assets	8,332	7,717	7,537	8,157	6,771
Long-term debt	1,324	1,054	1,662	2,110	1,726
Return on capital employed12)	17.7%	17.5%	18.3%	10.0%	20.0%
Return on total equity13)	19.0%	16.3%	17.1%	9.0%	23.0%
Total equity ratio	31%	34%	35%	30%	31%
Cash flow and other data
Operating Cash flow	982	713	754	849	641
Depreciation and amortization	378	363	394	371	351
Capital expenditures, net	569	485	454	340	476
Capital expenditures, net in relation to sales	5.4%	5.5%	5.5%	4.6%	5.6%
Free Cash flow6,14)	414	228	300	509	165
Cash conversion6,15)	85%	54%	69%	270%	36%
Direct shareholder return16)	577	339	165	54	217
Cash dividends paid per share	2.66	2.58	1.88	0.62	2.48
Number of shares outstanding (millions)17)	82.6	86.2	87.5	87.4	87.2
Number of employees, December 31	62,900	61,700	55,900	61,000	58,900

1) Including steering wheels, inflators and initiators. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.